Exhibit 10.1

Thomas J. Flahie

January 12, 2005

Mr. Tom Flahie

6060 Center Drive, Suite 300

Los Angeles, CA 90045

Re:	Transitional Employment Agreement with Intermix Media, Inc.

Dear Tom:

This letter agreement (the “Agreement”) will memorialize a change in your position with Intermix Media, Inc. (“IMIX,” or “the Company”) and the terms of your transitional employment by the Company on the terms and conditions set forth herein. You may accept this Agreement by signing and returning a copy of this Agreement to the Company as provided below.

1. Term and Condition Precedent. Your employment under this Agreement shall commence as of January 7, 2005 (“Start Date”) and continue until March 31, 2005 (the “Separation Date”), at which time your employment by the Company shall terminate. This Agreement shall not become effective unless and until you have executed and delivered to the Company the release attached hereto as Exhibit A.

2. Position and Duties. You shall continue to report to the Company’s Chief Executive Officer. Your duties shall include the tasks assigned to you from time to time consistent with those assigned to a former Chief Financial Officer of a company of comparable size and with a similar business as the Company who is transitioning his responsibilities to other employees of the Company. You agree to commit such working time, attention and effort to the position as is reasonably required to perform the above-referenced duties and to observe and comply with all Company policies and procedures applicable to employees of the Company and of which you are duly advised. This Agreement is personal to you and you may not assign or delegate any of your rights or obligations hereunder without first obtaining the written consent of the Company.

3. Compensation and Benefits. In consideration for your services to the Company during the time period in which you are employed under this Agreement, you shall receive the following compensation and benefits from the Company:

(a) Base Salary. The Company shall pay you a monthly salary at the rate of sixteen thousand six hundred sixty-six dollars and sixty-six cents ($16,666.66) per month to be paid in installments according to the Company’s regular payroll policy. The Company shall withhold and deduct all applicable federal and state income and employment and disability taxes from your base salary as required by applicable laws.

(b) Stock Options. The Board of Directors of IMIX has previously authorized and approved the issuance to you of an option to purchase IMIX common stock under and pursuant to IMIX’s 1999 Stock Awards Plan (the “Plan”) and as more fully described in the Notice of Grant attached hereto as Exhibit B (the “Option”). The Option and corresponding Stock Option Agreement shall survive the making of this Agreement and your Option will continue to vest through the Separation Date in accordance with its terms.

(c) Benefits and Plans. You shall continue to receive such employment-related benefits, including participation in 401K, life, medical, disability and dental insurance plans, as have been provided to you in your capacity as CFO under and subject in each instance to the terms and conditions of such plans and Company policy.

(d) Termination Benefits. Provided you have and do comply with the terms of this Agreement at all relevant times, you shall be entitled to payment of the cost of continued medical benefits under COBRA for the period of time beginning on the Separation Date and ending on the date that is the earlier of (i) 180 days after the Separation Date and (ii) the date on which you begin new employment on a full-time basis. You agree, in the event you are receiving payments under this Section 3(d) and until the time such payments terminate, to immediately inform the Company of any change in your employment status.

4. Employment and Post-Separation Covenants. By accepting the terms of this Agreement, you hereby agree to the following covenants (in addition to any obligations you may have by law) and make the following representations:

(a) Confidentiality. You acknowledge that, in connection with your employment by the Company, you have had, and will have, access to trade secrets of the Company and other information and materials which the Company desires to keep confidential, including customer lists, supplier lists, financial statements, business records and data, marketing and business plans, and information and materials relating to the Company’s services, products, methods of operation, key personnel, proprietary software and other proprietary intellectual property and information disclosed to the Company by third parties to which the Company owes a duty of nondisclosure (collectively, the “Confidential Information”); provided, however, that Confidential Information does not include information which (i) is or becomes publicly known other than as a result of your actions in violation of this Agreement; (ii) is or becomes available to you from a source (other than the Company) that you reasonably believe is not prohibited from disclosing such information to you by a contractual or fiduciary obligation to the Company, (iii) has been made available by the Company, directly or indirectly, to a non-affiliated third party without obligation of confidentiality; or (iv) you are obligated to produce as a result of a court order or pursuant to governmental action or proceeding, provided that you give the Company prompt written notice of such requirement prior to such disclosure and assistance in obtaining an order protecting such Confidential Information from public disclosure. You covenant and agree that, both during and after the term of your employment with the Company, you will keep secret all Confidential Information and will not disclose, reveal, divulge or otherwise make known any Confidential Information to any person (other than the Company or its employees or agents in the course of performing your duties hereunder) or use any Confidential Information for your own account or for the benefit of any other individual or entity, except with the prior written consent of the Company.

(b) Ownership of Intellectual Property. You agree that all inventions, copyrightable material, software, formulas, trademarks, trade secrets and the like which are or have been developed or conceived by you in the course of your employment by the Company or on the Company’s time or property (collectively, the “Intellectual Property”) have been and shall be disclosed promptly to the Company and the Company shall own all right, title and interest in and to the Intellectual Property. The parties expressly agree that any and all of the Intellectual Property developed by the Employee are and shall be considered works made-for-hire for the Company pursuant to the United States Copyright Act of 1976, as amended from time to time. In order to ensure that the Company shall own all right, title and interest in and to the Intellectual Property in the event that any of the Intellectual Property is not deemed a work made-for-hire (as defined in the Copyright Act of 1976) and in any other event, you hereby sell and assign all right, title and interest in and to all such Intellectual Property to the Company, and you covenant and agree to affix to the Intellectual Property appropriate legends and copyright notices indicating the Company’s ownership of all Intellectual Property and all underlying documentation to the extent reasonably appropriate, and shall execute such instruments of transfer, assignment, conveyance or confirmation as the Company reasonably considers necessary to transfer, confirm, vest, perfect, maintain or defend the Company’s right, title and interest in and to the Intellectual Property throughout the world. Your obligation under this Section 4(b) to assign to the Company inventions created or conceived by you shall not apply to an invention that you developed entirely on your own time without using the Company’s equipment, supplies, facilities, or trade secret information, provided that those inventions (1) do not or did not relate directly, at the time of conception or reduction to practice of the invention, to the Company’s business as conducted at such time or actual or demonstrably anticipated research or development of the Company; and (2) do not or did not result from any work performed by you for the Company.

(c) Non-Solicitation. You agree for a period ending no sooner than (i) one year following the Separation Date or (ii) the date of the last receipt of any payments by you under this Agreement, whichever is later, that you shall not solicit the services or employment of the employees of the Company or any of its affiliates and you shall not divert clients or customers of the Company or its affiliates to their disadvantage; provided that (i) general advertisements not specifically directed at employees of the Company or its affiliates shall not constitute solicitation for purposes of this clause (c) and (ii) this clause (c) shall not prohibit you from hiring employees of the Company or its affiliates who first approach you seeking employment.

(d) Non-Competition. You agree not to compete directly or indirectly as a principal, partner, shareholder, limited liability company member, agent, officer, director, employee, consultant or in any other capacity, with any current or future business of the Company during the period of your employment with the Company; provided that this clause (d) shall not prohibit you from acquiring securities representing less than 5% of the voting interests of any entity (so long as you are not involved in the management of such entity).

(e) Authorization To Work for the Company. You represent that you have been and are legally authorized to work in the United States and that your employment with the Company has not and shall not constitute a violation of any contractual or other legal obligation you may have to another entity or employer.

(f) Further Services & Cooperation. You agree that after the Separation Date you will provide reasonable assistance and cooperation to the Company with respect to matters for which you were responsible or in which you were involved, or about which you have knowledge, in connection with your employment by the Company; provided that you shall not be required to provide any further services or cooperation in excess of the limits permitted by the terms of any future employment you may undertake. Your appearance, testimony or other performance required pursuant to legal process shall not be considered services performed pursuant to this provision.

(g) Non-Disparagement. You agree not to make disparaging, critical or otherwise detrimental comments to any person or entity concerning the Company, its officers, directors or employees; the products, services or programs provided or to be provided by the Company; the business affairs, operation, management or the financial condition of the Company; or the circumstances surrounding your employment and/or separation from the Company. The Company agrees that it shall, upon request for information concerning you by a third party, provide your dates of employment, the titles and positions you held and your final salary rate and that the Company’s officers and directors shall not otherwise make disparaging, critical or detrimental comments to any third-party concerning your employment by the Company or performance in connection therewith. Nothing in this Section 4(g) is intended nor shall be construed to prohibit you or the Company from fulfilling any duty of disclosure or candor either may have under applicable laws or regulations or from the provision of truthful and accurate testimony in connection with any legal or regulatory process.

5. Business Expenses. You are and shall be entitled to reimbursement by the Company for such customary, ordinary and necessary business expenses as are or have been incurred by you in the performance of your duties and activities associated with promoting or maintaining the business of the Company. All expenses as described in this paragraph shall be reimbursed only upon presentation by you of such documentation as may be reasonably necessary to substantiate that all such expenses were incurred in the performance of your duties in only in accordance with the Company’s policies governing same.

6. Return Of Company Property. On the Separation Date or as earlier requested by the Company, you agree to return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, correspondence, memos, notebooks, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property and equipment, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part) (collectively, the “Company Property”). You agree to conduct a good faith and diligent search of your belongings in advance of the aforementioned deadline to ensure your compliance with the provisions of this Section 6.

7. Arbitration. You agree that any future disputes between you and the Company (the “parties”) including but not limited to disputes arising out of or related to your employment by the Company and/or this Agreement, shall be resolved by binding arbitration except where the law specifically forbids the use of arbitration as a final and binding remedy, or where section 8(g) below specifically allows a different remedy.

(a) The complainant shall provide the other party a written statement of the claim identifying any supporting witnesses or documents and the relief requested.

(b) The respondent shall furnish a statement of the relief, if any, that it is willing to provide, and identifying supporting witnesses or documents. If the matter is not resolved, the parties agree to submit their dispute to a non-binding mediation paid for by the Company, provided, however, that if the amount in dispute is $50,000 or less, this step may be waived at the election of either party.

(c) If the matter is not resolved, the parties agree that the dispute shall be resolved by binding arbitration according to the California Code of Civil Procedure, including the provisions of Section 1283.05, pertaining to discovery.

(d) The arbitrator shall have the authority to determine whether the conduct complained of in section 7(a) violates the complainant’s rights and, if so, to grant any relief authorized by law; subject to the exclusions of section (g) below. The arbitrator shall not have the authority to modify, change or refuse to enforce any lawful term of this Agreement and Release of Claims.

(e) The Company shall bear the costs of the arbitration. If the Company prevails, you shall pay any litigation costs of the Company to the same extent as if the matter had been heard in a court of general jurisdiction. Each party shall pay its own attorneys’ fees, unless the arbitrator orders otherwise, pursuant to applicable law.

(f) Arbitration shall be the exclusive final remedy for any dispute between the parties, such as disputes involving claims for discrimination or harassment (such as claims under the Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, or the Age Discrimination in Employment Act), wrongful termination, breach of contract, breach of public policy, physical or mental harm or distress or any other disputes, and the parties agree that no dispute shall be submitted to arbitration where the complainant has not complied with the preliminary steps provided for in sections (a) and (b) above.

(g) The parties agree that the arbitration award shall be enforceable in any court having jurisdiction to enforce this Agreement and Release of Claims, so long as the arbitrator’s findings of fact are supported by substantial evidence on the whole and the arbitrator has not made errors of law; however, either party may bring an action in a court of competent jurisdiction, regarding or related to matters involving the Company’s confidential, proprietary or trade secret information, or regarding or related to inventions that you may claim to have developed prior to or after joining the Company, seeking preliminary injunctive relief in court to preserve the status quo or prevent irreparable injury before the matter can be heard in arbitration.

(h) The arbitration shall be held in the city of Los Angeles, California, unless the parties mutually agree to a different location for the arbitration.

8. Miscellaneous.

(a) This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the terms and conditions of your employment with the Company and your anticipated termination of employment. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations and any other written or oral statements concerning your rights to any compensation, equity or benefits from the Company, its predecessors or successors in interest. Notwithstanding the foregoing, that certain Stock Option Agreement by and between you and IMIX and applicable to the Option shall remain in full force and effect.

(b) Subject to the mandatory arbitration provided in Section 7 above, jurisdiction and venue in any action to enforce any arbitration award or to enjoin any action that violates the terms of this Agreement shall be in the Superior Court of the County of Los Angeles or the U.S. District Court for the Central District of California.

(c) This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement shall bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified by the court so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible. Headings and subheadings in this Agreement are solely for convenience and do not constitute terms of this Agreement.

(d) This Agreement may be signed in counterparts and the counterparts taken together shall constitute one agreement. Facsimile signatures shall be deemed as effective as original signatures.

(e) This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

If this Agreement is acceptable to you, please sign below and return the original, fully executed Agreement to Chris Lipp, General Counsel and Corporate Secretary of IMIX. A copy of the Agreement is also being provided to you for your records.

On behalf of IMIX, its Board of Directors and Management, we appreciate your service and contributions to the Company and wish you the best in your post-Intermix endeavors.

Sincerely,

INTERMIX MEDIA, INC.

By:	/s/ Richard Rosenblatt
Richard Rosenblatt, Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Thomas Flahie	January 12, 2005
Thomas Flahie	Date

EXHIBIT A

GENERAL RELEASE

EXHIBIT B

STOCK OPTION